PURE Bioscience Reports Fiscal 2019 Second Quarter and Six-Month Financial Results

Update on SDC-Based Antimicrobial Food Safety Solutions

SAN DIEGO, CA (March 6, 2019) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal second quarter and six-month period ended January 31, 2019.

Q2: Summary of Results of Operations

●	Revenues for the fiscal second quarter ended January 31, 2019 decreased 4% to $394,000, compared with revenues of $411,000 in the prior year fiscal second quarter. The decrease was entirely due to fluctuations within our existing legacy customer base.

○	However, core food safety revenues for the fiscal second quarter ended 2019 increased 52% as compared with food safety revenues in the fiscal second quarter ended 2018.

●	Net loss for the fiscal second quarter in 2019 was ($1.3 million), as compared with a loss of ($2 million) for fiscal second quarter in 2018. Net loss, excluding share-based compensation, for the second fiscal quarter in 2019 was ($839,000), as compared with a loss of ($1.3million) for the second quarter in 2018.

●	Net loss per share was ($0.02) in 2019 as compared with ($0.03) for the fiscal second quarter ended 2018.

●	Gross margin was 59% during the second quarter of fiscal 2019 as compared with 61% during the same period in fiscal 2018. The decrease in gross margin percentage was primarily attributable to the sale of lower margin formulations and packaging configurations of our products during the quarter ended January 31, 2019, as compared with the prior period.

Six Months: Summary of Results of Operations

●	Revenues for the six-months ended January 31, 2019 increased 12% to $984,000 compared with prior year six-month revenues of $875,000.

○	Core food safety revenues for the six months ended 2018 increased 68% as compared with food safety revenues in the six months ended 2018. The increase in both total and food safety revenues was due to growing customer adoption.

●	Net loss for the six months ended January 31, 2019, was ($3.9 million) compared with ($4.4 million) for the six-month period in 2018. Net loss, excluding derivative income, inducement expense and share-based compensation, for the six months ended January 31, 2019 was ($1.7million), as compared with ($2.6 million) for the six-month period in 2018.

●	Net loss per share was ($0.05) in 2019 as compared with ($0.07) for the six months ended fiscal 2018.

●	Gross margin was 63% during the first six months of fiscal 2019 as compared with 65% during the same six-month period in fiscal 2018. The decrease in gross margin percentage was primarily attributable to the sale of higher margin formulations and packaging configurations of our products during the six months ended January 31, 2018 as compared with the current period.

Hank R. Lambert, CEO, said, “The timing of our anticipated profitability remains directly tied to customer forecasts and implementation plans. Based upon the revised roll-out plan of our key produce customer – along with that of our leading food transportation customer – we continue to expect that in calendar Q2 we can achieve a cash flow breakeven revenue run rate.

“I’m pleased to note that customer interest is growing for both our PURE Control® and PURE® Hard Surface food safety solutions, especially among produce processors and food transportation companies. We are proud of the inroads we are making as we continue our mission to protect people and protect company brands by providing superior, leading edge food safety solutions to prevent foodborne illness,” concluded Lambert.

2019 Fiscal Second Quarter Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm ET) on March 6, 2019. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=133106.

A replay of the recorded call will be available for 90 days on the Company’s website (http://www.purebio.com/investors/events-presentations/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting March 6, 2019, at 7:30pm ET through March 13, 2019 at 11:59 pm ET. Please use PIN Number 10006162.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release concerning the company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company's current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2018 and Form 10-Q for the second fiscal quarter ended January 31, 2019. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.
619-596-8600 ext.103 hlambert@purebio.com	818-379-8500 terri@bibimac.com

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	January 31, 2019	July 31, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$335,000	$851,000
Accounts receivable	129,000	275,000
Inventories, net	205,000	197,000
Restricted cash	75,000	75,000
Prepaid expenses	49,000	58,000
Total current assets	793,000	1,456,000
Property, plant and equipment, net	416,000	461,000
Patents, net	568,000	658,000
Total assets	$1,777,000	$2,575,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$525,000	$608,000
Accrued liabilities	125,000	170,000
Promissory note payable	—	503,000
Total current liabilities	650,000	1,281,000
Deferred rent	10,000	13,000
Total liabilities	660,000	1,294,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized, 71,713,372 shares issued and outstanding at January 31, 2019, and 68,248,158 shares issued and outstanding at July 31, 2018	717,000	683,000
Additional paid-in capital	121,186,000	117,522,000
Accumulated deficit	(120,786,000)	(116,924,000)
Total stockholders’ equity	1,117,000	1,281,000
Total liabilities and stockholders’ equity	$1,777,000	$2,575,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended		Three months Ended
	January 31,		January 31,
	2019	2018	2019	2018
Net product sales	$984,000	$875,000	$394,000	$411,000
Operating costs and expenses
Cost of goods sold	363,000	307,000	160,000	161,000
Selling, general and administrative	2,111,000	2,863,000	1,002,000	1,418,000
Research and development	164,000	264,000	67,000	120,000
Share-based compensation	2,201,000	1,396,000	457,000	740,000
Total operating costs and expenses	4,839,000	4,830,000	1,686,000	2,439,000
Loss from operations	(3,855,000)	(3,955,000)	(1,292,000)	(2,028,000)
Other income (expense)
Inducement to exercise warrants	—	(876,000)	—	—
Change in derivative liabilities	—	459,000	—	—
Interest expense, net	(4,000)	(2,000)	(1,000)	(1,000)
Other income (expense), net	(3,000)	8,000	(3,000)	2,000
Total other income (expense)	(7,000)	(411,000)	(4,000)	1,000
Net loss	$(3,862,000)	$(4,366,000)	$(1,296,000)	$(2,027,000)
Basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.02)	$(0.03)
Shares used in computing basic and diluted net loss per share	71,312,898	66,482,607	71,623,494	68,000,810

PURE Bioscience, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2018	68,248,158	$683,000	$117,522,000	$(116,924,000)	$1,281,000
Issuance of common stock in private placements, net	3,333,964	33,000	1,464,000	—	1,497,000
Share-based compensation expense - stock options	—	—	1,247,000	—	1,247,000
Share-based compensation expense - restricted stock units	—	—	954,000	—	954,000
Issuance of common stock for vested and delivered restricted stock units	131,250	1,000	(1,000)	—	—
Net loss	—	—	—	(3,862,000)	(3,862,000)
Balance January 31, 2019 (Unaudited)	71,713,372	$717,000	$121,186,000	$(120,786,000)	$1,117,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	January 31,
	2019	2018
Operating activities
Net loss	$(3,862,000)	$(4,366,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	2,201,000	1,396,000
Amortization of stock issued for services	25,000	142,000
Depreciation and amortization	143,000	81,000
Interest expense on promissory note	1,000	—
Change in fair value of derivative liability	—	(459,000)
Inducement to exercise warrants	—	876,000
Inventory write-off	—	26,000
Changes in operating assets and liabilities:
Accounts receivable	146,000	151,000
Inventories	(8,000)	(20,000)
Prepaid expenses	(16,000)	41,000
Accounts payable and accrued liabilities	(128,000)	7,000
Deferred rent	(3,000)	6,000
Net cash used in operating activities	(1,501,000)	(2,119,000)
Investing activities
Investment in patents	—	(4,000)
Purchases of property, plant and equipment	(8,000)	(20,000)
Net cash used in investing activities	(8,000)	(24,000)
Financing activities
Net proceeds from the sale of common stock	993,000	—
Net proceeds from the exercise of warrants	—	2,632,000
Net cash provided by financing activities	993,000	2,632,000
Net (decrease) increase in cash, cash equivalents, and restricted cash	(516,000)	489,000
Cash, cash equivalents, and restricted cash at beginning of period	926,000	1,715,000
Cash, cash equivalents, and restricted cash at end of period	$410,000	$2,204,000

Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$335,000	$2,129,000
Restricted cash	$75,000	$75,000
Total cash, cash equivalents and restricted cash	$410,000	$2,204,000

Supplemental disclosure of non-cash financing activities
Warrant liabilities removed due to settlements	$—	$1,394,000
Common stock issued for prepaid services	$—	$51,000
Conversion of promissory note and accrued interest from a related party to common stock	$504,000	$—